Exhibit 10.8

The Pep Boys Savings Plan — Puerto Rico

Amended and Restated Effective as of January 1, 2011

Table of Contents

I: INTRODUCTION	1

II: DEFINITIONS AND CONSTRUCTION	2

III: PARTICIPATION AND SERVICE	10

IV: EMPLOYER CONTRIBUTIONS	13

V: ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS	22

VI: PAYMENT OF BENEFITS	24

VII: TRUST FUND	34

VIII: ADMINISTRATION	38

IX: MISCELLANEOUS	45

X: AMENDMENTS AND ACTION BY EMPLOYER	48

XI: SUCCESSOR EMPLOYER AND MERGER OR CONSOLIDATION OF PLANS	50

XII: PLAN TERMINATION	51

APPENDIX A	A-1

APPENDIX B	B-1

I: Introduction

Background.  The Pep Boys Savings Plan — Puerto Rico was established by Pep Boys — Manny, Moe & Jack of Puerto Rico, Inc., effective April 1, 1995, for the benefit of certain of its salaried and hourly employees and its Participating Employers, and their beneficiaries. It is to be maintained according to the terms of this instrument. The Committee has the authority to manage the administration of this Plan. The assets of this Plan are held in trust by the Trustee in accordance with the terms of the Trust Agreement, which is considered to be an integral part of this Plan. Except as may be provided in the Trust Agreement, the Trustee has the exclusive authority to manage and control the assets of this Plan.

Qualification under the Puerto Rico Code.  The Plan is intended to comply with Sections 1081(a) and (d) of the Puerto Rico Code.  The trust forming part thereof is intended to be exempt from taxation under Section 1081.01 of the Puerto Rico Code and, pursuant to Section 1022(i)(1) of ERISA, under Section 501(a) of the US Code.  It is also intended that the Plan meet all the requirements of ERISA and be a participant directed plan pursuant to the provisions of Section 404(c) of ERISA.  Any interpretation or construction of the Plan and related Trust Agreement shall be made so as to give effect to the intentions stated in this paragraph.

Effective Date.  The Plan was amended effective January 1, 1997 or as of such later date noted in the Plan to comply with the provisions of The Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997.  The Plan is hereby amended and restated, effective January 1, 2011, to comply with the qualification requirements of the Puerto Rico Code, incorporate prior amendments, and make various Plan design changes.

Rights Affected.  The rights of those individuals (or their beneficiaries) who terminated employment prior to the effective date of any changes to the Plan, are governed by the terms and conditions of the Plan then in effect.

II: Definitions And Construction

2.1                               Definitions.  The following words and phrases, when used in this Plan, shall have the following meanings:

Accounts means a Participant’s Pre-Tax Contribution Account, Matching Contribution Account, Discretionary QNEC Account and Rollover Account.

Administrative Delegate means one or more persons or institutions to which the Committee has delegated certain administration functions pursuant to a written agreement.

Affiliate means (i) any corporation (which has not adopted this Plan and is not a Participating Employer) that is a member of a controlled group of corporations with the Employer (as defined in ERISA Section 210(c)/Puerto Rico Code Section 1010.04), any trade or business (whether or not incorporated) (which has not adopted this Plan and is not a Participating Employer) which is under common control with the Employer (as defined in ERISA Section 210(d)/Puerto Rico Code Section 1010.05); and (iii) a corporation, partnership or other entity (that has not adopted this Plan and is not a Participating Employer) which, together with the Employer, is a member of an affiliate service group, within the meaning of Puerto Rico Code Section 1081.01(a)(14)(B) or the regulations to be issued thereunder.

Annual Additions means effective January 1, 2012, such contributions required to be aggregated for purposes of the limitation on Plan contributions defined in Section 4.11. This term shall be interpreted in accordance with the requirements under Section 1081.01(a) (11) (B) of the Puerto Rico Code and any guidance issued there under.

Beneficiary means a person or persons (natural or otherwise) designated by a Participant in accordance with the provisions of Section 6.6 (or deemed to have been designated) to receive any death benefit which shall be payable under this Plan.

Board of Directors means the Board of Directors of Pep Boys — Manny, Moe & Jack of Puerto Rico, Inc.

Calendar Quarter means the three consecutive month periods beginning each January 1, April 1, July 1 and October 1.

Puerto Rico Code means the Puerto Rico Internal Revenue Code of 2011, as amended from time to time, and any applicable regulation there under and any successor thereto.

Reference to any section or subsection of the Puerto Rico Internal Revenue Code of 1994 or regulations thereto includes reference to any comparable or succeeding provision or regulation under the Puerto Rico Internal Revenue Code of 2011, as amended, and vice versa.

Committee means the individuals appointed under Section 8.1 to administer the Plan.

Company means Pep Boys — Manny, Moe & Jack of Puerto Rico, Inc. or its predecessor company, its successor or successors which elect to continue this Plan.

Company Stock means the Pep Boys — Manny, Moe & Jack Common Stock, par value of $1.00 per share.

Company Stock Fund means a fund established by the Company for investment purposes which is comprised of Company Stock and a small amount of cash.

Compensation means the total of all remuneration paid during a Plan Year to a Participant by the Employer for personal services, including overtime pay, bonuses and commissions, as reported to a Participant on Box 8 of Form 499-R-2/W-2PR and unless specifically excluded hereunder, Pre-Tax Contributions, if any, authorized by a Participant under this Plan, but excluding reimbursement for business, travel or entertainment expenses incurred by the Participant and not reported to the Puerto Rico Department of the Treasury as wages and excluding the amount of any fringe benefits reported to the Puerto Rico Department of the Treasury as wages. Compensation shall include the amount of any military differential wage payment made by the Employer to a Participant in accordance with Section 3401(h) and Section 414(u)(12) of the US Code.

Notwithstanding any provision in this Plan to the contrary, for purposes of determining Pre-Tax Contributions and Matching Contributions for a Participant, Compensation shall include such individual’s Compensation beginning with the first payroll period following satisfaction of the service requirements of Section 3.1; or the date the Participant elects to authorize Pre-Tax Contributions to the Plan, if later.

Effective January 1, 2012, the amount of the Participant’s Compensation taken into account under the Plan shall not exceed the compensation limitation in effect under US Code Section 401(a) (17), in accordance with Section 1081.01(a) (12) of the Puerto Rico Code. This limitation shall be interpreted in accordance with the requirements of Section 1081.01(a) (12) of the Puerto Rico Code and the guidance to be issued there under.

Disability means a disability that results in the Participant’s entitlement to long-term disability benefits under the Social Security Act.

Discretionary QNECs means the discretionary qualified nonelective contributions made by the Employer on a Participant’s behalf pursuant to Section 4.1(d).

Discretionary QNEC Account means the account maintained for a Participant to record his share of Discretionary QNECs under Section 5.2(b)(iii) and adjustments relating thereto.

Early Retirement Date means separation from service with the Employer and any Affiliate on or after attainment of age 55 and completion of five years of credited service. A Participant is credited with a year of credited service for each Plan Year in which he completes 1,000 Hours of Service with the Employer. A Participant shall be credited with a partial year of credited service, to the completed month, for the portion of a Plan Year during which he was not a Participant for the entire Plan Year, provided that the number of Hours of Service completed by the Participant during such portion of a Plan Year equal or exceed the product of (i) 83.33 and (ii) the number of full months the Participant was actually a Plan Participant in such Plan Year.

Effective Date means April 1, 1995, the original effective date of this Plan.  The effective date of this amended and restated Plan is January 1, 2011.

Eligible Employee means an Employee who meets all of the following requirements: (i) is employed by the Employer, (ii) with respect to whom the Employer is required to withhold taxes from remuneration paid to him by the Employer for personal services rendered to the Employer, and (iii) who is a bonafide resident of Puerto Rico within the meaning of the Puerto Rico Code, as determined by the Employer. Employees subject to a collective bargaining agreement are excluded unless the collective bargaining agreement specifically provides for their participation.

Eligible Participant means as of each Entry Date, each Eligible Employee who has met the requirements for participation in the Plan regardless of whether he has authorized the Employer to make Pre-Tax Contributions on his behalf to the Plan.

Employee means any individual employed by the Employer as a common law employee.

Employer means the Company and any Participating Employer, which with the approval of the Board of Directors, has adopted this Plan. The Participating Employers are listed on Appendix A.  For purposes of complying with the discrimination and coverage testing requirements under Puerto Rico Code Sections 1081.01(a) and 1081.01(d), the term Employer will also cover the entities described in the definition of Affiliate, provided that such entity employs employees who are bona fide residents of Puerto Rico. This definition and related requirements shall be interpreted in accordance with the regulations to be issued under Puerto Rico Code Section 1081.01(a)(14).

Entry Date means the first day of each Calendar Quarter. Effective January 1, 2014, Entry Date means the first day of each calendar month.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

Excess Contributions means with respect to each Plan Year, the amount determined for Highly Compensated Eligible Participants under the procedure set forth in Article 1165-8(f)(2) of the regulations issued under the Puerto Rico Code or as otherwise defined under the Puerto Rico Code.

Fiduciary means the Committee or the Trustee, but only with respect to the specific responsibilities of each with respect to Plan and Trust administration.

Former Participant means any former Employee who has credits in his Accounts as of the close of the Plan Year.

Highly Compensated Eligible Participant means those Eligible Participants who are Highly Compensated Employees.

Highly Compensated Employee means, with respect to any Plan Year, any Employee who (a) is an officer of the Employer; (b) is a five percent owner of the voting stock or the total value of all assets of stock of the Employer; (c) is a five percent owner of the capital or interest in the profits of the Employer, if such Employer is not a corporation; or (d) has received compensation from the Employer for the immediately preceding year in excess of the limit established under US Code Section 414(q)((1)(B), in accordance with Section

1081.01(d)(3)(E)(iii) of the Puerto Rico Code, or as otherwise defined under the Puerto Rico Code. This definition shall be interpreted in accordance with regulations to be issued under Section 1081.01(d)(3)(E)(iii) of the Puerto Rico Code.

Hours of Service means:

(a)                                 Performance of Duties. The actual hours for which an Employee is paid or entitled to be paid for the performance of duties by the Employer;

(b)                                 Nonworking Paid Time. Each hour for which an Employee is paid or entitled to be paid by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity, disability, layoff, jury duty, military duty or leave of absence; provided, however, no more than 501 Hours of Service shall be credited to an Employee on account of any single continuous period during which he performed no duties; and provided further that no credit shall be given for payments made or due under a plan maintained solely for the purpose of complying with applicable workmen’s or unemployment compensation or disability insurance laws or for payments which solely reimburse an Employee for medical or medically related expenses incurred by the Employee;

(c)                                  Back Pay. Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer; provided, however, Hours of Service credited under paragraphs (a), (b) and (c) above shall not be recredited by operation of this paragraph;

(d)                                 Equivalencies. With respect to full-time Employees only, the Committee has adopted the following equivalency method for counting Hours of Service that are permissible under regulations issued by the United States Department of Labor: (1) 45 Hours of Service for each week in which an Employee is credited with at least one Hour of Service. Actual Hours shall be counted for those Employees who are not employed on a full time basis.

The adoption of any equivalency method for counting Hours of Service shall be evidenced by a certified resolution of the Committee, which shall be attached to and made part of the Plan. Such resolution shall indicate the date from which such equivalency shall be effective; and

(e)                                  Miscellaneous. Unless the Committee directs otherwise, the methods of determining Hours of Service when payments are made for other than the performance of duties and of crediting such Hours of Service to Plan Years set forth in Regulations §2530.200b-2(b) and (c) promulgated by the United States Secretary of Labor shall be used hereunder and are incorporated by reference into the Plan.

Participants on military leaves of absence who are not directly or indirectly compensated or entitled to be compensated by the Employer while on such leave shall be credited with Hours of Service as required by Section 9 of the Military Selective Service Act.

Notwithstanding any other provision of this Plan to the contrary, an Employee shall not be credited with Hours of Service more than once with respect to the same period of time.

Eligible Employees shall be credited with any Hours of Service required to be credited to them in accordance with the Family and Medical Leave Act and The Uniformed Services Employment and Reemployment Rights Act of 1994.

Income means the net gain or loss of the Trust Fund from investments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust Fund. In determining the Income of the Trust Fund for any period, assets shall be valued on the basis of fair market value, except for any investment that the Committee determines shall be valued on the basis of book or contract value.

Investment Manager means an investment adviser, bank or insurance company, meeting the requirements of Section 3(38) of ERISA appointed by the Company to manage the Plan’s assets in accordance with the Trust Agreement.

Matching Contributions means the contributions made by the Employer pursuant to Section 4.1(c).

Matching Contribution Account means the account maintained for a Participant to record his share of Matching Contributions under Section 5.2(b)(ii) and adjustments relating thereto.

Normal Retirement Date means the date on which a Participant attains age 65.

Participant means an Eligible Employee participating in the Plan in accordance with the provisions of Section 3.2.

Participating Employer means any direct or indirect subsidiary of the Company or any other entity designated by the Board of Directors, which has adopted this Plan with the approval of the Company.

Plan means the Pep Boys Savings Plan — Puerto Rico, as amended from time to time.

Plan Year means the calendar year.

Pre-Tax Contributions means the contributions made by the Employer on a Participant’s behalf pursuant to Section 4.1(a).

Pre-Tax Contribution Account means the account maintained for a Participant to record his share of Pre-Tax Contributions under Section 5.2(b)(i) and adjustments relating thereto.

Qualified Military Service means service in the uniformed services (as defined in chapter 48 of title 38, US Code) by any Employee if such Employee is entitled to reemployment rights under such chapter with respect to such service.

Rollover Account means the account maintained for a Participant to record the amount of contributions he has rolled over to the Plan pursuant to Section 4.7 and adjustments relating thereto.

Spouse (surviving spouse) means (a) for periods on and after September 16, 2013, a person to whom a Participant is legally married on the date on which the Participant’s marital status must be determined in accordance with any applicable Plan provision and, (b) for periods prior to September 16, 2013, the spouse or surviving spouse of the Participant or Former Participant, as the context requires, who is the spouse of a Participant under applicable federal law; provided, however, that a former Spouse shall be treated as the Spouse or surviving Spouse to the extent provided under a qualified domestic relations order as described in Section 206(d)(3) of ERISA.

Terminated or Termination means a termination of employment with the Employer or with an Affiliate for any reason other than a transfer of employment from the Employer to an Affiliate or from an Affiliate to another Affiliate. A transfer of employment from the Company to any U.S.-based Pep Boys entity shall not constitute a Termination of employment.

Trust (or Trust Fund) means the fund known as the “Pep Boys Savings Plan — Puerto Rico Trust,” maintained by the Trustee in accordance with the terms of the Trust Agreement, as amended from time to time, which constitutes a part of this Plan.

Trustee or Trustees means any corporation or individuals appointed by the Board of Directors of the Company to administer the Trust.

US Code means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

Valuation Date means any day the New York Stock Exchange is open for business and any other date chosen by the Committee.

Year of Eligibility Service means a 12 consecutive month period beginning on the date an Eligible Employee’s employment commences (the “initial eligibility computation period”), provided such Eligible Employee is credited with at least 1,000 Hours of Service. If an Eligible Employee is not credited with 1,000 Hours of Service in the initial eligibility computation period, then the eligibility computation period shall be the Plan Year, beginning with the Plan Year that includes the first anniversary of the Eligible Employee’s initial eligibility computation period.

2.2                               Construction.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary.

III: Participation And Service

3.1                               Eligibility to Participate. Any Eligible Employee shall be eligible to become a Participant as of the date on which he attains age 21 and is credited with a Year of Eligibility Service.

Any Eligible Employee who was employed by the Employer and was eligible to become a Participant on or before January 1, 2014 shall continue to be eligible to participate as of January 1, 2014.

Any Eligible Employee who was not eligible to become a Participant on or before January 1, 2014, shall be eligible to become a Participant as of the date he has: (1) attained age 18; and (2) (a) completed six (6) consecutive months of employment in which he has completed at least 500 Hours of Service; or (b) if such Eligible Employee does not complete at least 500 Hours of Service during his first six (6) months of employment, completed twelve consecutive months of employment during which he has completed at least 1,000 Hour of Service.

3.2                               Commencement of Participation. Each Eligible Employee who has satisfied the requirements of Section 3.1 shall commence participation in the Plan on the Entry Date coincident with or next following the date he satisfies such requirement.

Each Eligible Employee who is eligible for participation in the Plan shall become a Participant by filing the appropriate forms with the Committee, and shall supply such information as is reasonably necessary for the administration of this Plan.

An Eligible Participant who does not elect to make Pre-Tax Contributions to the Plan as of the first Entry Date that is coincident with or next following the date he has met the eligibility requirements of Section 3.1, may elect to commence to make Pre-Tax Contributions to the Plan, as soon as practicable following any subsequent payroll period.

3.3                               Cessation of Participation. An Eligible Employee shall cease to be a Participant upon the earliest of: (i) the date on which he retires under the retirement provisions of the Plan; (ii) the date on which his employment with the Employer terminates for any reason, including death or Disability; or (iii) the date on which he ceases to be an Eligible Employee.

3.4                               Special Rules for Eligibility Purposes. For purposes of determining an Eligible Employee’s eligibility to participate in the Plan, Hours of Service shall include an Employee’s Hours of Service (i) with an Affiliate after it became an Affiliate hereunder including The Pep Boys — Manny, Moe & Jack; or (ii) while an Employee, but not an Eligible Employee, of the Employer or an Affiliate, after it became an Affiliate hereunder.

3.5                               Participation and Service upon Reemployment. Upon the reemployment of any person after the Effective Date who had previously been employed by the Employer on or after the Effective Date, the following rules shall apply in determining his participation in the Plan and his Years of Eligibility Service under Section 3.4.

If the reemployed Employee was not a Participant in the Plan during his prior period of employment, he must meet the requirements of Section 3.1 for participation in the Plan as if he were a new Employee. Any Years of Eligibility Service in which he was credited with 1,000 Hours of Service during his prior period of employment shall be reinstated upon his reemployment. If the reemployed Employee was a Participant during his prior period of employment, he shall resume participation in the Plan as soon as administratively practicable following his reemployment by the Employer.

3.6                               Transfers to Affiliates and Change in Status. A Participant’s status as such under the Plan shall be modified upon and after the date as of which a Participant (i) is transferred to an Affiliate including The Pep Boys — Manny, Moe & Jack; (ii) becomes an Employee whose terms of employment are covered by a collective bargaining agreement that does not provide for participation in this Plan; or (iii) ceases for any other reason to be an Eligible Employee while still employed by the Employer.

The Participant shall share in Employer contributions only to the extent of his Compensation up to the time such transfer or change in status occurs and shall not thereafter, unless he later is transferred back to the Employer or again becomes an Eligible Employee and becomes eligible under the terms of the Plan to share in such allocations. He, however, shall share in Income allocations pursuant to Section 5.2(a).

3.7                               Transfers From Affiliates and Change in Status. Any Employee who transfers to the Employer from an Affiliate including The Pep Boys — Manny, Moe & Jack or who becomes an Eligible Employee eligible for participation in the Plan, shall be eligible to participate in the Plan and to make Pre-Tax Contributions to the Plan on the later of the first Entry Date coincident with or next following his satisfaction of the eligibility requirements of

Section 3.1 or as soon as practicable following the next payroll period that he elects to contribute that is coincident with or next following his change in status.

The Participant shall share in Employer contributions only to the extent of his Compensation after such transfer or change in status occurs if he becomes an Eligible Employee and becomes eligible under the terms of the Plan to share in such allocations.

IV: Employer Contributions

4.1                               Employer Contributions.

(a)                                 Pre-Tax Contributions.

(i)                                     Subject to the limitations of Section 4.4, each Participant shall have the option to authorize the Employer, in writing and in accordance with procedures established by the Committee, to contribute to the Plan for a Plan Year on his behalf, an amount equal to any whole percentage of his Compensation from zero percent (0%) up to fifty percent (50%) (in one (1%) percent increments) (as determined without regard to this Section 4.1(a)) for such Plan Year. Such authorization shall be in the form of an election by the Participant to have his Compensation reduced by payroll withholding. Payroll deduction shall commence as soon as practicable following the Entry Date on which an Eligible Employee becomes a Participant or the date the Participant elects to make Pre-Tax Contributions to the Plan. Such withheld amounts are to be transmitted by the Employer to the Trustee as of the earliest date on which such amounts can reasonably be segregated from the Employer’s general assets, but in any event, no later than the date required by United States DOL Reg. Section 2510.3-102(b). The amount of such contributions, together with contributions under Sections 4.1(c) and (d), shall not exceed the maximum amount allowable as a deduction under the Puerto Rico Code for the Plan Year.

(ii)                                  Catch-Up Contributions. In addition to the amount of Pre-Tax Contributions made pursuant to subsection (a)(i), the Employer shall make a Pre-Tax Contribution for the Plan Year to the Pre-Tax Contribution Account of each Participant who attains age 50 prior to the end of a Plan Year who, with respect to that Plan Year, has executed a salary reduction in the amount of Compensation otherwise payable to the Participant in an amount not to exceed the dollar maximum in effect under Section 1081.01(d)(7)(C) of the Puerto Rico Code, as in effect for the Plan Year; provided, however, that Pre-Tax Contributions shall be treated for all Plan purposes as contributed under subsection (a)(i) above in lieu of this subsection, unless the Participant is unable to make additional Pre-Tax Contributions under subsection (a)(i) above for the Plan Year due to limitations imposed by the Plan or applicable law. Pre-Tax Contributions made pursuant to this subsection (a)(ii) shall not be taken into account for purposes of Section 4.4 and the applicable limits under Section 1081.01(d)(7)(A) of the Puerto Rico Code.

(iii)                               Notwithstanding the foregoing, the Participant shall be prohibited from authorizing any Pre-Tax Contributions to be made on his behalf under this Plan and elective contributions under any other plan, in excess of the applicable limit under Section 1081.01(d)(7)(A) of the Puerto Rico Code, in effect for the taxable year to which such Pre-Tax Contributions relate. The dollar limitation contained in the Puerto Rico Code shall be (1) $10,000 for taxable year beginning January 1, 2011, (2) $13,000 for the taxable year beginning January 1, 2012; and (3) $15,000 for the taxable years beginning on and after January 1, 2013, or as otherwise provided under the Puerto Rico Code. In the event a Participant has made excess deferrals under the Plan, (or if not, has determined that excess deferrals will be considered to exit under the Plan), then not later than the first day of April following the close of the Participant’s taxable year, the Participant may notify the Plan of the amount of the excess deferrals hereunder. The Participant shall be deemed to have notified the Plan of excess deferrals to the extent he has excess deferrals for the taxable year calculated by taking into account only elective deferrals under the Plan and other plans of the Employer or Affiliate. The Employer may notify the Plan on behalf of the Participant under these circumstances.

Not later than the first April 15 following the close of the taxable year, the Plan shall distribute to the Participant the amount designated above, including any Income allocated thereto. The Income attributable to a Participant’s excess deferral pursuant to this Section 4.1(a)(ii) for the Plan Year during which such excess deferral arose shall be determined in accordance with Article 1165-8(g)(8) of the regulations issued under the Puerto Rico Code, or as otherwise provided under the Puerto Rico Code. Unless provided for by the Committee, any Income attributable to a Participant’s excess deferrals for the period between the end of the Plan Year and the date of distribution shall be disregarded. Excess deferrals to be distributed for a Plan Year shall be reduced by Excess Contributions previously distributed for the Plan Year beginning in such taxable year as set forth in Section 4.4.

A Participant who has excess deferrals for a taxable year may receive a corrective distribution of excess deferrals during the same year. This corrective distribution shall be made only if:

(A)                               The Participant designates the distribution as an excess deferral. The Participant shall be deemed to have designated the distribution to the extent the Participant has excess deferrals for the taxable year calculated by taking into account only elective deferrals under the Plan and other plans of the Employer and Affiliate. The Employer may make the designation on behalf of the individual under these circumstances.

(B)                               The correcting distribution is made after the date on which the Plan received the excess deferral.

(C)                               The Plan designates the distribution as a distribution of excess deferrals.

The term “excess deferrals” means the excess of an individual’s elective deferrals for any taxable year, as defined in Article 1165-8(g)(2) of the regulations issued under the Puerto Rico Code, or as otherwise provided under the Puerto Rico Code, over the applicable limit under Section 1081.01(d)(7)(A) for the taxable year.

Notwithstanding the foregoing, the Committee may further limit a Participant’s right to make Pre-Tax Contributions to the Plan if in the sole judgment and discretion of the Committee, such limits are necessary to ensure the Plan’s compliance with the requirements of Section 1081.01(a) of the Puerto Rico Code.

(b)                                 Change in Amount of Pre-Tax Contributions. Each Participant may change the amount of Pre-Tax Contributions he has authorized the Employer to contribute to the Plan on his behalf in accordance with rules established therefore by the Committee. A Participant may change the amount of Pre-Tax Contributions he has authorized to have contributed to the Plan on his behalf as of any subsequent payroll period to be effective as soon as practicable thereafter. Notwithstanding the foregoing, a Participant may authorize the Employer to cease making Pre-Tax Contributions on his behalf at any time, effective as of the next full payroll period following the processing of written notice to the Committee. A Participant who has ceased making Pre-Tax Contributions may again authorize Pre-Tax Contributions to be made to the Plan on his behalf as of any subsequent payroll period to be effective as soon as practicable thereafter.

(c)                                  Matching Contributions. Subject to the limitations of Section 4.4, the Employer shall contribute for each Plan Year, an amount, if any, to be determined by the Board of Directors. Unless and until changed by the Board of Directors, such amount shall be as follows:

The Employer’s contribution shall be equal to the lesser of (i) 50% of the Participant’s Pre-Tax Contributions for the payroll period in which he contributed; or (ii) three percent (3%) of the Participant’s Compensation for the payroll period. In order to share in the allocation of the Employer’s Matching Contribution, a Participant must be employed by the Employer on the last day of the Plan Year (or on a leave of absence covered by the Family and Medical Leave Act) or have Terminated employment during the Plan Year upon reaching his Normal Retirement Date, Early Retirement Date or incurring a Disability prior to the last day of the Plan Year. A Participant who (i) no longer meets the definition of an Eligible Employee because the individual no longer is a bona fide resident of Puerto Rico within the meaning of the Puerto Rico Code, or (ii) transfers to any Affiliate prior to the end of the Plan Year, shall be eligible for an allocation of the Employer’s Matching Contribution, notwithstanding the preceding sentence, provided that the individual is employed by the Employer or an Affiliate on the last day of the Plan Year. The Matching Contribution shall be allocated once each Plan Year, but based on the Pre-Tax Contributions that are made in each payroll period by those Participants eligible to share in the allocation of the Matching Contribution.

The amount of such contributions shall not exceed the maximum amount allowable as a deduction under the Puerto Rico Code for such Plan Year.

(d)                                 Discretionary QNECs. Subject to the limitations of Section 4.4, the Employer shall contribute for each Plan Year an amount, if any, as determined by the Board of Directors on behalf of some or all Participants who are not Highly Compensated Eligible Participants. The amount of such contribution, together with contributions under Sections 4.1(a) and (c), shall not exceed the maximum amount allowable as a deduction under the Puerto Rico Code for such Plan Year. It is intended that this contribution shall constitute a qualified nonelective contribution within the meaning of Puerto Rico Code Section 1081.01(e)(3)(E)(ii) or any successor thereto.

4.2                               Time and Manner of Contribution. All Employer contributions shall be paid directly to the Trustee, and except as provided in Section 4.1(a), a contribution for any Plan Year shall be made not later than the date prescribed by law for filing the Employer’s Puerto Rico income tax return, including extensions, for such Plan Year.

4.3                               Conditions on Employer Contributions. To the extent permitted or required by ERISA and the Puerto Rico Code, contributions under this Plan are subject to the following conditions:

(a)                                 If the Employer makes a contribution, or any part thereof, by good faith mistake of fact, such contribution or part thereof, or its then current value if less, shall be returned to the Employer within one year after such contribution is made; and

(b)                                 Contributions to the Plan are specifically conditioned upon their deductibility under the Puerto Rico Code; to the extent a deduction is disallowed for any such contribution, such amount, or its then current value if less, shall be returned to the Employer within one year after the disallowance of the deduction.

4.4                               Limitations on Pre-Tax Contributions. The amount of Pre-Tax Contributions made in each Plan Year on behalf of all Eligible Participants under the Plan shall comply with either (i) or (ii) below.

(i)                                     The average deferral percentage for the Highly Compensated Eligible Participants shall not exceed the average deferral percentage for all other Eligible Participants multiplied by 125%; or

(ii)                                  The average deferral percentage for Highly Compensated Eligible Participants shall not be greater than the average deferral percentage of all other Eligible Participants multiplied by 200% and the excess of the average deferral percentage for Highly Compensated Eligible Participants over all other Eligible Participants shall not exceed two percentage points.

Compliance with (i) and (ii) above, shall be determined in accordance with the rules set forth in Section 1081.01(d)(3) of the Puerto Rico Code, Article 1165-8 of the regulations issued under the Puerto Rico Code, or as otherwise provided under the Puerto Rico Code.

If the Committee determines, in its sole discretion, with respect to any Plan Year, that the Plan will (or may) fail (i) or (ii) above, the Committee shall take any action, that it deems appropriate, including imposing limitations on Pre-Tax Contributions made by Highly Compensated Eligible Participants, for the Plan to satisfy (i) or (ii) above.

If the amount of Pre-Tax Contributions authorized by Highly Compensated Eligible Participants in a Plan Year would not comply with either (i) or (ii) above, then by the last day of the following Plan Year, the Excess Contributions for such Plan Year (including any Income attributable to such contributions as determined by the Committee) shall be distributed to Highly Compensated Eligible Participants on the basis of the respective portions of such Excess Contributions attributable to each such Highly Compensated Eligible Participant in accordance with Article 1165-8(f)(2) of the regulations issued under the Puerto Rico Code, or as otherwise provided under the Puerto Rico Code.

If Excess Contributions are distributed to Highly Compensated Eligible Participants, the amount of excess of each Highly Compensated Eligible Participant is the amount by which his Pre-Tax Contributions must be reduced for the Participant’s deferral percentage to equal the highest permitted actual deferral percentage under the Plan. To calculate the highest permitted actual deferral percentage under the Plan, the actual deferral percentage of the Highly Compensated Eligible Participant with the highest deferral percentage is reduced by the amount required to cause the Participant’s actual deferral percentage to equal the percentage of the Highly Compensated Eligible Participant with the next highest actual deferral percentage, or as otherwise provided under the Puerto Rico Code. If a lesser reduction would enable the arrangement to satisfy the actual deferral percentage test, only such lesser reduction need be made. This process shall be repeated until the requirements set forth above are met. The highest deferral percentage remaining under the Plan after leveling is the highest permitted actual deferral percentage. In no event shall the amount of Excess Contributions to be distributed for a Plan Year with respect to any Highly Compensated Eligible Participant exceed the amount of Pre-Tax Contributions made on behalf of the Highly Compensated Eligible Participant for the Plan Year.

The amount of Excess Contributions for a Highly Compensated Eligible Participant shall be determined by reducing the contribution percentage of the Highly Compensated Eligible Participants who have the highest percentages to the maximum acceptable level. The amount of Excess Contributions to be reduced shall be reduced by excess deferrals, as defined in Section 4.1(a)(iii), previously distributed for the taxable year ending in the same Plan Year.

Alternatively, the Committee may take such other actions as may be permissible under the Puerto Rico Code to ensure the Plan’s compliance with the requirements of Section 1081.01(d) of the Puerto Rico Code, including, without limitation the allocation of the Employer’s Discretionary QNEC to some or all Eligible Participants who are not Highly Compensated Eligible Participants in accordance with Section 4.1(d).

4.5                               Income Attributable to Excess Contributions. The Income attributable to a Participant’s Excess Contributions pursuant to Section 4.4 for the Plan Year during which such Excess Contributions arose shall be determined in accordance with Article 1165-8(f)(4)(ii) of the regulations issued under the Puerto Rico Code, or as otherwise provided under the Puerto Rico Code.

4.6                               Requirements for Qualified Non-Elective Contributions and Qualified Matching Contributions. Any contributions that are designated as Qualified Non-Elective Contributions shall meet the requirements of Section 1081.01(d)(3)(E)(ii) of the Puerto Rico Code. In addition, qualified non-elective contributions shall be fully vested at all times. Such contributions shall be distributed from the Plan only in accordance with the events enumerated in the Plan provided however, that in no event shall such amounts be available for hardship withdrawal.

4.7                               Rollovers. A Participant or an Eligible Employee, with the prior discretionary approval of the Committee, may transfer, or have transferred to the Trust any property which has been distributed to him whether such amount is (i) transferred directly from the Trust of another plan that is qualified under Section 1081.01(a) of the Puerto Rico Code, as an eligible rollover distribution to this Plan; or (ii) transferred by the Participant after his receipt of such amount from a plan qualified under 1081.01(a) of the Puerto Rico Code; provided, however, that such amount qualifies as a rollover amount as defined by the Puerto Rico Code at the time of the transfer.

The amount of cash or the fair market value of any other property transferred to the Trust pursuant to this Section 4.7 shall be credited to the Participant’s Rollover Account as of the Valuation Date next following such transfer to the Trust and shall be nonforfeitable at all times.

4.8                               Rollovers from the Plan. At the written request of a “distributee” (as defined below), the Committee shall effectuate a direct rollover distribution of the amount requested by the distributee to an “eligible retirement plan” (as defined below). Such amount may be all or part of such distribution that qualifies as an “eligible rollover distribution” (as defined below) paid directly to an “eligible retirement plan” (as defined below) specified by such individual. All direct rollover distributions shall be made in accordance with this Section 4.8. For purposes of this Section 4.8, the following terms have the following meanings:

(a)                                 A “distributee” means: (i) a Participant, (ii) the surviving spouse of a Participant, (iii) an alternate payee under a qualified domestic relations order within the meaning of Section 206(d) of the ERISA, (iv) a non-spouse beneficiary, or (v) as otherwise provided or permitted under the Puerto Rico Code.

(b)                                 An “eligible retirement plan” means: an individual retirement account or annuity described in Section 1081.02 of the Puerto Rico Code, a nondeductible individual retirement account described in Section 1081.03 of the Puerto Rico Code or a retirement plan that is qualified under Section 1081.01(a) of the Puerto Rico Code, the terms of which permits acceptance of such direct rollover distribution.

(c)                                  An “eligible rollover distribution” means any total distribution of benefits following separation from service for any reason or plan termination or as otherwise defined and/or permitted under the Puerto Rico Code in accordance with Puerto Rico Code Section 1081.01(b).

The aforementioned definitions shall be interpreted in accordance with the regulations to be issued under the Puerto Rico Code Section 1081.01(b).

4.9                               In Writing Requirement. Notwithstanding any provision in this Plan to the contrary, salary reduction agreements and cancellations or amendments thereto, investment elections, changes or transfers, loans, withdrawal decisions, and any other decision or election by a Participant (or Beneficiary) under this Plan may be accomplished by electronic or telephonic means which are not otherwise prohibited by law and which are in accordance with procedures and/or systems approved or arranged by the Committee or its delegates.

4.10                        Military Service. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Service shall be provided in accordance with Section 414(u) of the US Code.

4.11 Maximum Contribution Limitation. Annual Additions Limitation.

(a)                                 Annual Additions Limitations. Effective January 1, 2012, the Annual Additions allocated or attributed to a Participant for any calendar year shall not exceed the lesser of the following:

(i)                                     the limit established under US Code Section 415(c), as adopted under Puerto Rico Code Section 1081.01(a) (11) (B); or

(ii)                                  100% of the Participant’s compensation for such year, as defined under the Puerto Rico Code.

(b)                                 Return of Employee Contributions. If the amount of any Participant’s contributions is determined to be an excess Annual Addition under this section, then the amount of such excess (adjusted to reflect any earnings, appreciation or losses attributable to such excess) shall be refunded to the Participant, or subject to such other correction methods, pursuant to the regulations to be established under the Puerto Rico Code which are incorporated herein by reference.

All defined contribution plans of the Participating Employer shall be aggregated as a single defined contribution plan for purposes of applying this limitation.

4.12  Death or Disability During Qualified Military Service.  In the event that a Participant dies or becomes disabled on or after January 1, 2011 during a period of Qualified Military Service while the Participant’s reemployment rights with the Employer are protected by law, the Employer shall contribute Discretionary QNECs that would have been required under Section 4.1(d) above if the Participant had been reemployed immediately prior to the date of death or Disability, and shall also make Matching Contributions to the Matching Contribution Account of the Participant in an amount equal to the Matching Contributions that would have been provided to the Participant during the period of Qualified Military Service if the Participant had remained employed and made Pre-Tax Contributions at a rate equal to the Participant’s average actual Pre-Tax Contributions during the 12-month period immediately prior to the Qualified Military Service (or if less, the average for the actual period of service).

V: Allocations To Participants’ Accounts

5.1                               Individual Accounts. The Committee shall create and maintain adequate records to disclose the interest in the Trust of each Participant, Former Participant and Beneficiary. Such records shall be in the form of individual Accounts and credits, and charges shall be made to such Accounts in the manner herein described. While such Accounts shall distinguish between Matching Contributions and adjustments thereto and Pre-Tax Contributions and adjustments thereto and Discretionary QNECs and adjustments thereto, there shall be one Account maintained for each Participant reflecting the Matching Contributions, Pre-Tax Contributions and Discretionary QNECs made to the Plan by or on behalf of each Participant. There also shall be maintained one Account for each Participant reflecting his Rollover Account, if any. The maintenance of individual Accounts is for accounting purposes only, and a segregation of the assets of the Trust Fund with respect to each Account shall not be required.

5.2                               Account Adjustments. The Accounts of Participants, Former Participants and Beneficiaries shall be adjusted in accordance with the following:

(a)                                 Income. The Accounts of Participants, Former Participants and Beneficiaries shall be adjusted in accordance with the procedures that are set forth in Appendix B to the Plan, attached hereto.

The Committee may, for administrative purposes, establish unit values for one or more investment fund(s) (or any portion thereof) and maintain the accounts setting forth each Participant’s interest in such investment fund(s) (or any portion thereof) in terms of such units, all in accordance with such rules and procedures as the Committee shall deem to be fair, equitable and administratively practicable. In the event that unit accounting is thus established for any investment fund (or any portion thereof) the value of a Participant’s interest in that investment fund (or any portion thereof) at any time shall be an amount equal to the then value of a unit in such investment fund (or any portion thereof) multiplied by the number of units then credited to the Participant.

(b)                                 Employer Contributions. The Employer’s contribution for each Plan Year shall be allocated among the Pre-Tax Contribution Accounts, Matching Contribution Accounts and Discretionary QNEC Accounts of those eligible Participants as set forth below:

(i)                                     Pre-Tax Contributions. The Employer’s Pre-Tax Contribution for the Plan Year made pursuant to Section 4.1(a) shall be credited directly to the Pre-Tax Contribution Account of each Participant who authorized a Pre-Tax Contribution.

(ii)                                  Matching Contributions. The Employer’s Matching Contribution for the Plan Year made pursuant to Section 4.1(c) shall be allocated to the Matching Contribution Accounts of those Participants described in Section 4.1(c).

(iii)                               Discretionary QNECs. The Employer’s Discretionary QNEC for the Plan Year made pursuant to Section 4.1(d), shall be credited directly to the Discretionary QNEC Accounts of some or all Eligible Participants who are not Highly Compensated Eligible Participants as of the last day of the Plan Year and who are designated to receive an allocation of such contribution.

(c)                                  Deemed Date of Allocation. All credits or deductions made under this Article to Participants’ Accounts shall be deemed to have been made no later than the last day of the Plan Year though actually determined thereafter.

5.3                               No Rights Created by Allocation. Any allocation made and credited to the Account of a Participant, Former Participant or Beneficiary under this Article shall not cause such Participant, Former Participant or Beneficiary to have any right, title or interest in or to any assets of the Trust Fund except at the time or times, and under the terms and conditions, expressly provided in this Plan.

VI: Payment Of Benefits

6.1                               Termination or Disability. If a Participant’s employment is Terminated, or the Participant incurs a Disability, then such Participant shall be entitled to receive the entire amount credited to his Accounts in the manner and at the time provided in Sections 6.4 and 6.5.

6.2                               Death. If a Participant dies before he has Terminated employment, or if a Participant or Former Participant who is entitled to receive distributions pursuant to Section 6.1 dies prior to receiving the full amount of such distributions, the entire amount credited to his Accounts shall be paid to his Beneficiary in the manner and at the time provided in Sections 6.4 and 6.5.

6.3                               Vesting. A Participant shall be fully vested at all times in his Accounts.

6.4                               Time of Payment of Benefits.

(a)                                 A distribution to a Participant who has Terminated employment on or after his Normal Retirement Date shall be made as soon as practicable following the Valuation Date coincident with or next following the date of Termination after receipt by the Committee of the applicable forms.

(b)                                 Pursuant to Section 6.2, upon the Participant’s or Former Participant’s death, his Accounts shall be distributed as follows:

(1)                                 If a Participant or Former Participant dies prior to commencement of his benefits, they will be distributed to his Beneficiary in a single lump sum payment as soon as practicable, but no later than December 31 of the year in which occurs the fifth anniversary of the Participant’s or Former Participant’s death, (but no earlier than the Valuation Date coincident with or next following his date of death).

(2)                                 Notwithstanding subsection (1) above, if the Beneficiary is the Participant’s or Former Participant’s Spouse, then such distribution shall not be required to begin prior to the date on which the Participant or Former Participant would have attained age 70½, had he lived. At such time, distribution must be made in the form provided under Section 6.5. Prior to the date on which the Participant or Former Participant would have attained age 70½, the Spouse may, upon written notice to the Committee, elect to receive the Participant’s or Former Participant’s Accounts as a lump sum.

(3)                                 Any amount payable to a child pursuant to the death of a Participant or Former Participant shall be treated as if it were payable to the Participant’s or Former Participant’s Spouse if such amount would become payable to the Spouse upon such child reaching majority (or other designated event permitted by regulations).

(c)                                  Subject to subsection (e) of this Section 6.4, a distribution pursuant to Section 6.1 shall be made as soon as practicable following the Valuation Date coincident with or next following such Termination after receipt by the Committee of the applicable forms. In the case of a distribution of a Participant’s Accounts that does not exceed $1,000, if the Participant fails to complete all forms or applications needed to properly process the distribution pursuant to rules set by the Committee, then the distribution shall be automatically made as soon as administratively feasible after the first day of the Calendar Quarter that is coincident with or next follows the date that is 90 days following the event giving rise to the distribution. If the Participant’s Accounts exceed $1,000, distribution of benefits shall not commence unless the Participant consents to such distribution in writing.

(d)                                 If the vested percentage of a Participant’s Accounts exceed $1,000 (determined at the time of any distribution) a distribution from a Participant’s Accounts may not be made prior to a Participant’s Normal Retirement Date (except under Section 6.2, above) unless the Participant gives written consent at such time and in such manner as may be required by the Puerto Rico Code and applicable regulations thereunder. If the Former Participant does not consent to such distribution, benefits shall remain in the Trust Fund and shall continue to receive Income allocations pursuant to Section 5.2(a) and shall not be distributed to the Participant (or his Beneficiary) until his attainment of age 70½ or the Valuation Date coincident with or next following his death, if sooner. Prior to the date on which the Former Participant attains age 70½, the Former Participant may elect to receive all of his Accounts upon written notice to the Committee in a single lump sum.

(e)                                  Notwithstanding any other provision of this Plan to the contrary, unless the Participant or Former Participant elects otherwise, payment of benefits under this Plan shall commence not later than sixty (60) days after the close of the Plan Year in which the latest of the following events occurs: (a) the Participant or Former Participant attains age 65; (b) the tenth (10th) anniversary of the Plan Year in which the Participant or Former Participant commenced participation in the Plan; or (c) the Termination of the Participant’s service with the Employer.

(f)                                   If a Participant continues to be employed by the Employer following attainment of age 70½, his Accounts shall be distributed no later than April 1 of the calendar year following the calendar year in which the Participant retires, in accordance with Section 6.5.

A Participant who is a five percent owner or has Terminated employment must commence benefits no later than April 1 of the calendar year following the calendar year in which he attained age 70½.

(g)                                  Distribution to an alternate payee of a Participant or Former Participant, pursuant to a qualified domestic relations order (“QDRO”), as defined in Section 206(d) of ERISA, shall be made as soon as practicable following the finalization of the QDRO, or such later date as the QDRO may authorize.

(h)                                 The value of Company Stock or the value of other investment funds shall be determined as of the Valuation Date that the payment is processed.

6.5                               Mode of Payment of Benefits. Any amount to which a Participant, Former Participant or Beneficiary shall become entitled to hereunder shall be distributed to him in a lump sum.

All distributions pursuant to this Section shall be made in cash, securities or other property as the Committee in its sole and absolute discretion may determine, to the extent permitted by the Puerto Rico Code and regulations thereunder.

6.6                               Designation of Beneficiary. Each Participant or Former Participant (or beneficiary thereof) from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his Beneficiary or Beneficiaries to whom his Plan benefits are to be paid if he dies before receipt of all such benefits. Each Beneficiary designation shall be made on a form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s or Former Participant’s lifetime. Each Beneficiary designation filed with the Committee will cancel all Beneficiary designations previously filed by that Participant or Former Participant. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

If any Participant or Former Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated dies before such Participant’s or Former Participant’s death or before complete distribution of the Participant’s or Former Participant’s benefits, such Participant’s or Former Participant’s benefits shall be paid in the following order of priority: first, to the Participant’s or Former Participant’s surviving spouse, if any; second, to the Participant’s or Former Participant’s surviving children, if any, in equal shares; third, to the estate of the last to die of such Participant or Former Participant and his Beneficiary or Beneficiaries.

Notwithstanding the foregoing, the surviving spouse of a Participant or Former Participant shall be deemed to be the Participant’s or Former Participant’s designated Beneficiary, and shall be entitled to receive any distribution on account of the Participant’s or Former Participant’s death in a lump sum, unless the Participant or Former Participant designates a Beneficiary other than the surviving spouse and (1) such surviving spouse consents irrevocably in writing to the designation of such alternate Beneficiary; (2) the Spouse’s consent acknowledges the effect of such designation; and (3) the consent is witnessed by a notary public or a member of the Committee. The requirements of this paragraph may be waived if it is established to the satisfaction of the Committee that the consent may not be obtained because there is no Spouse, because the Spouse cannot be located, or because of other circumstances as may be prescribed by regulation.

6.7                               Information Required from Beneficiary. If at, after or during the time when a benefit is payable to any Beneficiary, the Committee, upon request of the Trustee or at its own instance, delivers by registered or certified mail to the Beneficiary at the Beneficiary’s last known address a written demand for his then address, or for satisfactory evidence of his continued life, or both, and, if the Beneficiary fails to furnish the information to the Committee within three years from the mailing of the demand, then the Committee shall distribute to the party next entitled thereto under Section 6.7 above as if the Beneficiary were then deceased.

6.8                               In-Service Withdrawals:

(a)                                 Non-Hardship.

(1)                                 A Participant or Eligible Employee may elect to withdraw an amount equal to all or any part of his interest in his Rollover Account, including earnings, for any reason,

(2)                                 Upon attainment of age 59½, a Participant may elect to withdraw an amount equal to all or any portion of his interest in his Pre-Tax Contribution Account including earnings, for any reason, and

(3)                                 Upon attainment of age 70½, a Participant may also elect to withdraw an amount equal to all or any portion of his interest in his Matching Contribution Account including earnings, for any reason.

(b)                                 Hardship. On account of financial hardship, as defined below, a Participant may make a withdrawal from his Pre-Tax Contribution Account attributable to all of his Pre-Tax Contributions only (as of the last completed valuation).

(c)                                  Procedures:

(1)                                 The amount available for withdrawal shall be determined as of the Valuation Date that the withdrawal is processed and shall be withdrawn on a pro rata basis from the investment funds in which the underlying contributions are invested.

The amount charged against a Participant’s Pre-Tax Contribution Account and/or Rollover Account shall be based on the value of Company Stock or value of other investment funds determined as of a date as close as administratively feasible to the date of payment.

(2)                                 The existence of a financial hardship and the amount necessary to meet such hardship, shall be determined by the Committee in accordance with the rules set forth below. Notwithstanding the foregoing, a hardship withdrawal by a Participant hereunder may not include any amounts attributable to “qualified non-elective” contributions as defined under Section 1081.01(e) of the Puerto Rico Code.

An immediate and heavy financial need shall be limited to a need for funds for any of the following purposes:

(A)                               medical expenses as defined in the applicable regulations under the Puerto Rico Code incurred by the Participant, his Spouse, or any of the

Participant’s dependents (as defined in Section 1033.18(c)(1) of the Puerto Rico Code), or expenses necessary for these individuals to obtain medical care as described in the applicable regulations under the Puerto Rico Code, as long as such expenses are ineligible for reimbursement under any health care plans;

(B)          costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(C)          the payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the employee, or the Participant’s Spouse, children, or dependents (as defined in Section 1033.18(c)(1) of the Puerto Rico Code); or

(D)          payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence.

(3)           If the following criteria are met, the Participant will be deemed to have a financial need for a hardship withdrawal to be made:

(A)          the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant including any associated taxes or penalties; and

(B)          the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by the Employer or any Affiliate.

(4)           Following payment of any hardship distribution to a Participant hereunder, such Participant may not make Pre-Tax Contributions (and the Participant shall be precluded from making any employee contributions to all other plans maintained by the Employer as defined in Article 1165-8(d)(2)(iii)(B)(III) of the regulations issued under the Puerto Rico Code), during the twelve calendar months immediately following the effective date of such hardship withdrawal, or as otherwise provided under the Puerto Rico Code. A Participant may reenroll in the Plan as soon as practicable following the suspension period. In addition, the Participant may not make any Pre-Tax Contributions to the Plan for the Participant’s taxable year immediately following the taxable year of the hardship withdrawal, in excess of the applicable limit under Section 1081.01(d)(7)(A) of the Puerto Rico Code for such next taxable year less the amount of such Participant’s Pre-Tax Contributions for the taxable year of the hardship distribution, or as otherwise provided under the Puerto Rico Code. A similar suspension shall apply if any Participant receives a hardship withdrawal under any other tax-qualified plan maintained by the Employer or any Affiliate in respect of which such a suspension penalty applies. Suspension of a Participant’s eligibility to make Pre-Tax Contributions under this Plan shall have no effect on the Participant’s right to receive Matching Contributions with respect to Pre-Tax Contributions made before or after the suspension period.

6.9          Loans to Participants. The Committee may direct the Trustee to lend a Participant or an Eligible Employee an amount not in excess of the lesser of (i) 50% of his vested Accounts, determined as of any Valuation Date; or (ii) $50,000 (reduced by the excess, if any, of the highest outstanding balances of all other loans from the Plan during the one-year period ending on the day before the loan was made over the outstanding balance of loans from the Plan on the date on which such loan was made). Notwithstanding the preceding sentence, the actual amount available for the loan to a Participant shall be 95% of the amount determined in accordance with the preceding sentence as of the Valuation Date that the Participant applied for the loan. A Participant may have two loans outstanding at any time. Subject to the rules of the Committee set forth below, the Trustee, upon application by a Participant, may make a loan to such Participant for any reason. In addition to such rules as the Committee may adopt, all loans shall comply with the following terms and conditions:

(a)           An application by a Participant for a loan from the Plan shall be made in writing to the Committee (on a form prescribed by it) whose action thereon shall be final.

(b)           The period of repayment for any loan shall be arrived at by mutual agreement between the Committee and the borrower, but such period in no event shall exceed five years. Notwithstanding the foregoing, a Participant may have a loan for up to 30 years to purchase a dwelling unit which shall be used as the Participant’s principal residence. Repayment of interest and principal shall commence at the discretion of the Committee, but in no event later than the first day of the third month commencing after the loan was received by the Participant. Repayment of interest and principal shall be according to a substantially level amortization schedule of payments. Payment of interest and principal shall be by payroll deduction. A Participant may elect to prepay the balance of his loan at any time.

(c)           Each loan shall be made against collateral being the assignment of the borrower’s right, title and interest in and to the Trust Fund to the extent of the borrowed amount supported by the borrower’s collateral promissory note for the amount of the loan, including interest, payable to the order of the Trustee.

(d)           Each loan shall bear an interest rate determined in the discretion of the Committee, which rate shall be intended to be commensurate with current fixed rates charged by institutions in the business of lending money for similar types of loans.

(e)           The minimum amount available for any loan is $500.00.

(f)            The procedure to be followed by a Participant in applying for a loan shall be determined by the Committee and documented by a duly approved resolution of the Committee. Such resolution shall be attached to and shall be deemed to be a part of the Plan.

(g)           Notwithstanding anything herein to the contrary, the Committee may direct the Trustee to lend a Former Participant who is a “party in interest” as that term is defined in Section 3(14) of ERISA, an amount not to exceed the amount set forth in the first paragraph of this Section 6.9, but only to the extent required by ERISA. If the Committee directs the Trustee to make a loan to a Former Participant, the rules set forth in Section 6.9 shall apply to such loan, provided, however, that repayment of such loan shall not be by payroll deduction. Repayment shall be made by the Former Participant by check, payable to the Trustee, based on a monthly repayment schedule established by the Committee when the Former Participant makes application for the loan.

(h)           In the event of (i) default on the loan or (ii) the Participant’s Termination of employment prior to repayment of the entire loan balance, the Participant shall have the option to repay the remaining loan balance in full within a reasonable time, as determined by the Committee. A Former Participant shall not have the option to continue to repay the loan on an ongoing basis. If repayment is not made in full within the applicable time period, then there shall be distributed to the Former Participant (i) the promissory note; plus (ii) the value of his Accounts without regard to the amount of any outstanding loan (including any accrued interest thereon). Default means a Participant’s failure to repay the loan when due in accordance with the procedures outlined in subsection (b) hereof. A defaulted loan shall be treated as a taxable Plan distribution, subject to the procedures established by the Retirement Committee and the requirements of Section 1081.01(b) (3) (E) of the Puerto Rico Code.

(i)            Loans shall be processed from a Participant’s Accounts in the following order on a prorata basis from the funds in which invested:

(1)           Rollover Account;

(2)           Pre-Tax Contribution Account;

(3)           Matching Contribution Account.

(j)            The amount charged against a Participant’s Pre-Tax Contribution Account, Rollover Account or Matching Contribution Account shall be based on the value of Company Stock or value of other investment funds determined as of the Valuation Date that the loan is paid to the Participant..

(k)           Repayments shall be in reverse order to the order set forth in subsection (i) and invested according to a Participant’s current investment elections.

(l)            A Participant who becomes ineligible to participate in the Plan because the individual transfers employment to an Affiliate or is no longer a bona fide resident of Puerto Rico, but has not Terminated employment, shall continue to be able to make loans from the Plan in accordance with this Section 6.9. Such a Participant shall be treated as a “party in interest” pursuant to subsection (g) hereof.

(m)          A loan initiation fee shall be charged against the loan amount requested by the Participant.

(n)           A Participant who takes an approved leave of absence may discontinue payments on a loan for the period of absence for up to 12 months. Upon return to employment, the Participant must repay the missed payments within the original loan term.

(o)           The Plan will be subject to the loan requirements provided in Section 1081.01(b)(3)(E) of the Puerto Rico Code.

6.10        Withholding Tax on In-Service Withdrawals and Plan Distributions. In-Service withdrawals and Plan Distributions under the Plan shall be subject to the applicable tax withholdings and reporting under the Puerto Rico Code.

6.11        In-Service Withdrawals During Military Leaves of Absence. Notwithstanding any provision of the Plan to the contrary, a Participant performing service in the unformed service of the United States while on active duty for a period of more than thirty (30) days shall be treated as having a severance from employment solely for purposes of electing a distribution of all or a portion of his Pre-Tax Contributions made to the Plan (excluding any earnings attributable to Pre-Tax Contributions). A Participant who has elected to receive a distribution shall not be permitted to make Pre-Tax Contributions to the Plan for six months following the date of any such distribution.

6.12        Qualified Reservist Distribution.  A Participant who is currently employed and, by reason of being a reservist or member of the National Guard, is ordered or called to active duty for a period in excess of 179 days or for an indefinite period, may withdraw all or any portion of his Pre-Tax Contributions (excluding any earnings attributable to his Pre-Tax Contributions), provided that the withdrawal is made during the period. Such a distribution shall be made in accordance with procedures established by the Committee. All distributions under this Section 6.12 shall be determined and made in accordance with Section 401(k)(2)(B)(i)(V) of the US Code and the guidance issues thereunder.

VII: Trust Fund

7.1          Exclusive Benefit of Employees and Beneficiaries. All contributions under this Plan shall be paid to the Trustee and deposited in the Trust Fund. All assets of the Trust Fund, including investment Income, shall be retained for the exclusive benefit of Participants, Former Participants and Beneficiaries and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust Fund to the extent not paid by the Employer. Except as provided in Section 4.3 or 12.2, the assets of the Trust Fund shall not revert to or inure to the benefit of the Employer.

7.2          Investment Directions by Participants.

(a)           A Participant or Former Participant may direct the investment of all amounts held under his Pre-Tax Contribution Account, Matching Contribution Account, Rollover Account and Company Stock Fund in multiples of one percent (1%) in any investment fund, including the Company Stock Fund, offered by the Plan in accordance with this Section, regardless of the date contributions in such Accounts were made to the Plan.

(b)           Notwithstanding Sections 5.2(a) and 8.4, all earnings and expenses, including commissions and transfer taxes, realized or incurred in connection with any investments pursuant to a Participant’s or Former Participant’s directions shall be credited or charged to the Participant’s or Former Participant’s Account for which the investment is made. Effective as of January 1, 2012, a Participant or Former Participant who fails to designate an investment option for his Pre-Tax Contribution Account, Rollover Account and Matching Contribution Account, shall be deemed to have elected to have such Accounts invested in the age-appropriate Fidelity Freedom Fund.

(c)           If a Participant or Former Participant exercises his option to direct the investment of his Pre-Tax Contribution Account and Rollover Account his Matching Contribution Account, then to the extent permitted by ERISA, no person who is otherwise a fiduciary under the Plan shall be liable under ERISA for any loss, or by reason of any breach which results from such Participant’s exercise of such option. The funds available for this purpose shall include the Company Stock Fund and at least three other additional funds. A Participant or Former Participant may elect to change the investment (both future and existing contributions) of his Pre-Tax Contribution Account and Rollover Account and his Matching

Contribution Account, effective as of the first day of any Valuation Date following written notification to the Committee. A Participant or Former Participant may elect to change the investment (both future and existing contributions) of his Pre-Tax Contribution Account, Rollover Account and Matching Contribution Account in any investment fund, including the Company Stock Fund, offered by the Plan in accordance with this Section regardless of the date contributions into such accounts were made to the Plan.

(d)           The provisions of the first sentence of subsection (a) with respect to investment of a Participant’s or Former Participant’s Matching Contribution Account in any investment fund offered by the Plan shall be implemented as follows. Matching Contributions attributable to Pre-Tax Contributions shall be invested in accordance with a Participant’s then current investment elections applicable to his Pre-Tax Contributions and Rollover Contributions, if applicable. Matching Contributions attributable to Pre-Tax Contributions made in pay periods ending prior to August 18, 2002, shall continue to be invested in accordance with the provisions set forth in Section 7.3 that were in effect for pay periods ending prior to August 18, 2002, unless and until a Participant or Former Participant elects to change the investment of his Matching Contribution Account in accordance with subsections (a), (b) and (c) of this Section 7.2.

7.3          Investment of Contributions in the Company Stock Fund.

(a)           With respect to Matching Contributions that are attributable to Pre-Tax Contributions made in pay periods ending prior to August 18, 2002, the Trustee shall invest all Matching Contributions in the Company Stock Fund.

(b)           All dividends or other distributions with respect to the Company Stock Fund shall be applied to purchase additional Company Stock.

(c)           The Trustee may acquire Company Stock from any source, including the public market, in private transactions, the trustee of The Pep Boys — Manny, Moe & Jack Flexitrust, or, if the Company agrees, from the Company (from either treasury shares or authorized but unissued shares). If the Trustee purchases Common Stock from the Company, the purchase price shall be the mean between the highest and lowest quoted selling prices of the Common Stock on the New York Stock Exchange on the date of purchase, except as provided at subsection (e).

(d)           Participants and Former Participants may elect to invest Matching Contributions allocated to them that are attributable to Pre-Tax Contributions in any investment fund that is offered under the Plan in accordance with Section 7.2. The provisions hereinafter set forth in this subsection (d) apply only with respect to Matching Contributions that are attributable to Pre-Tax Contributions made in pay periods ending prior to August 18, 2002. A Participant or Former Participant who has satisfied the age requirement for an Early Retirement Date may irrevocably elect in writing on a form provided by the Committee that all future Matching Contributions allocable to him after the Valuation Date following timely delivery of his election be invested in the investment category established by the Committee, which in the opinion of the Committee, provides the highest degree of protection for principal and a reasonable rate of return consistent with the objective of preservation of principal. In that case, the portion of the Participant’s or Former Participant’s Matching Contribution Account invested in Company Stock shall be liquidated in eight installments, each equal to one-eighth of the number of shares of Company Stock allocated to his Matching Contribution Account, as of eight quarterly Valuation Dates next following the Participant’s or Former Participant’s election. The proceeds shall be deposited in the investment category designed to protect principal. A Participant or Former Participant may not subsequently transfer Matching Contributions back into the Company Stock Fund. Effective October 1, 1998, a Participant or Former Participant who has satisfied the age requirement for Early Retirement Date, may elect as of any Valuation Date, that all or any portion of the Participant’s or Former Participant’s Matching Contribution Account, allocated to him as of any Valuation Date, that is invested in Company Stock, be invested in any investment category available for investment. Notwithstanding the foregoing, a Participant or Former Participant may elect to direct the investment of any portion of his Accounts in any investment fund, including the Company Stock Fund, offered by the Plan regardless of age.

(e)           The Company shall make all Pre-Tax Contributions, Matching Contributions and Rollover Contributions that are invested in the Company Stock Fund in cash. Each Participant is assigned a unit value in the Company Stock Fund in accordance with Section 5.2 of the Plan. All Pre-Tax Contributions, Matching Contributions and Rollover Contributions that have been designated by Participants and Former Participants to be invested in the Company

Stock Fund, shall be applied immediately to purchase units on behalf of each such eligible Participant or Former Participant in the Company Stock Fund, as of that Valuation Date.

(i)            For pay periods ending prior to August 18, 2002, the provisions of this subsection (e) only apply to the extent that Matching Contributions were required to be invested in the Company Stock Fund.

(ii)           Prior to September 30, 1998, the Company made such contributions in Company Stock rather than cash. Each share of Company Stock contributed was valued for purposes of determining the number of shares to be contributed at the average of the mean between the highest and lowest quoted selling prices of the Common Stock on the New York Stock Exchange for each day in the last ten business days of December of the Plan Year for which the contribution was made. Effective as of September 30, 1998, each Participant and Former Participant was assigned a unit value in the Company Stock Fund.

(f)            Pursuant to Section 4.1(c), a Participant must be employed on the last day of the Plan Year to share in the allocation of the Company’s Matching Contribution for the applicable payroll period (or meet one of the exceptions noted in Section 4.1(c)).

VIII: Administration

8.1          Duties and Responsibilities of Fiduciaries; Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration. A Fiduciary shall have only those specific powers, duties, responsibilities and obligations as are specifically given him under this Plan or the Trust.  The Board of Directors shall have the sole authority to appoint and remove the Trustee and the Committee and to amend or terminate, in whole or in part, this Plan or the Trust. The Committee shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in this Plan and the Trust. The Committee shall direct the Trustee as to the investment of the assets in the Trust Fund in accordance with the terms of the Plan and Trust. Except as provided in the Trust Agreement and within the scope of any funding and investment policies designated by the Committee the Trustee shall have the sole responsibility for the administration of the Trust and the management of the assets held under the Trust. It is intended that each Fiduciary shall be responsible for the proper exercise of his own powers, duties, responsibilities and obligations under this Plan and the Trust and generally shall not be responsible for any act or failure to act of another Fiduciary. A Fiduciary may serve in more than one fiduciary capacity with respect to the Plan (including service both as Trustee and as a member of the Committee).

8.2          Allocation of Duties and Responsibilities. The Committee shall be appointed by the Board of Directors and shall have the sole responsibility for actual administration of the Plan, as delegated by the Board of Directors. The Committee may also adopt amendments to the Plan, which upon advice of counsel, it deems necessary or advisable to comply with ERISA or the Puerto Rico Code, or any other applicable law, or to facilitate the administration of the Plan. The Committee may designate persons other than their members to carry out any of its duties and responsibilities. Any duties and responsibilities thus allocated must be described in the written instrument. If any person other than an Eligible Employee of the Employer is so designated, such person must acknowledge in writing his acceptance of the duties and responsibilities thus allocated to him. All such instruments shall be attached to, and shall be made a part of, the Plan.

8.3          Administration and Interpretation. Subject to the limitations of the Plan, the Committee shall have complete authority and control regarding the administration and interpretation of the Plan and the transaction of its business, and shall, from time to time, establish such rules as may be necessary or advisable in connection therewith. To the extent permitted by law, all acts and determinations of the Committee, as to any disputed question or otherwise, shall be binding and conclusive upon Participants, Former Participants, Employees, Spouses, Beneficiaries and all other persons dealing with the Plan. The Committee may deem its records conclusively to be correct as to the matters reflected therein with respect to information furnished by an Employee. All actions, decisions and interpretations of the Committee in administering the Plan shall be performed in a uniform and nondiscriminatory manner.

8.4                               Expenses. The Employer shall pay all expenses authorized and incurred by the Committee in the administration of the Plan except to the extent such expenses are paid from the Trust.

8.5                               Claims Procedure:

(a)                                 Filing of Claim. Any Participant, Former Participant or Beneficiary under the Plan (“Claimant”), may file a written claim for a Plan benefit with the Committee or with a person named by the Committee to receive claims under the Plan.

(b)                                 Notification on Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Claimant, he shall be given a written notification containing specific reasons for the denial or limitation of his benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of benefits is based. In addition, it shall contain a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification shall provide appropriate information as to the steps to be taken if the Claimant wishes to submit his claim for review. This written notification shall be given to a Claimant within 90 days after receipt of his claim by the Committee unless special circumstances require an extension of time to process the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of said 90-day period and such notice shall indicate the special circumstances which make the postponement appropriate. Such extension shall not extend to a date later than 120 days after receipt of the request for review of a claim. If no written notice is provided within the aforementioned period, the claim will be deemed denied.

(c)                                  Right of Review. In the event of a denial or limitation of benefits, the Claimant or his duly authorized representative shall be permitted to review pertinent documents and to submit to the Committee issues and comments in writing. In addition, the Claimant or his duly authorized representative may make a written request for a full and fair review of his claim and its denial by the Committee provided, however, that such written request must be received by the Committee (or his delegate to receive such requests) within sixty days after receipt by the Claimant of written notification of the denial or limitation of the claim. The sixty day requirement may be waived by the Committee in appropriate cases.

(d)                                 Decision on Review.

(i)                                     A decision shall be rendered by the Committee within 60 days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the Claimant (prior to the expiration of the initial 60 day period), for an additional 60 days, but in no event shall the decision be rendered more than 120 days after the receipt of such request for review. If no decision is issued by the Committee within the aforementioned period, the claim will be deemed denied on appeal.

(ii)                                  Notwithstanding subparagraph (i), if the Committee specifies a regularly scheduled time at least quarterly to review such appeals, a Claimant’s request for review will be acted upon at the specified time immediately following the receipt of the Claimant’s request unless such request is filed within 30 days preceding such time. In such instance, the decision shall be made no later than the date of the second specified time following the Committee’s receipt of such request. If special circumstances (such as a need to hold a hearing) require a further extension of time for processing a request, a decision shall be rendered not later than the third specified time of the Committee following the receipt of such request for review and written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.

(iii)                               Any decision by the Committee shall be furnished to the Claimant in writing and in a manner calculated to be understood by the Claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

8.6                               Records and Reports. The Committee shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and governmental regulations issued thereunder relating to records of Participants’ account balances and the percentage of such account balances which are nonforfeitable under the Plan; notifications to Participants; and annual reports and registration with the Internal Revenue Service and/or Puerto Rico Department of the Treasury, as applicable.

8.7                               Other Powers and Duties. The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a)                                 to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(b)                                 to prescribe procedures to be followed by Participants, Former Participants or Beneficiaries filing applications for benefits;

(c)                                  to prepare and distribute information explaining the Plan;

(d)                                 to receive from the Employer and from Participants, Former Participants and Beneficiaries such information as shall be necessary for the proper administration of the Plan;

(e)                                  to furnish the Employer, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)                                   to receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, and of the receipts and disbursements, of the Trust Fund from the Trustees;

(g)                                  to appoint or employ advisors including legal counsel to render advice with regard to any responsibility of the Committee under the Plan or to assist in the administration of the Plan; and

(h)                                 to determine the status of qualified domestic relations orders under Section 206(d) of ERISA.

(i)                                     to engage an Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures made by the Committee. Any action made or taken by the Administrative Delegate may be appealed by an affected Participant to the Committee in accordance with the claims review procedures provided in Section 8.5. Any decisions which call for interpretations of Plan provisions not previously made by the Committee shall be made only by the Committee. The Administrative Delegate shall not be considered a fiduciary with respect to the services it provides.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Administrative Committee shall, in addition, exercise such powers and perform such other duties as it may deem necessary, desireable, advisable or proper for the supervision and administration of the Plan.

The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.

8.8                               Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate. All rules and decisions of the Committee shall be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant, Former Participant or Beneficiary, the Employer, the legal counsel of the Employer, or the Trustee.

8.9                               Authorization of Benefit Payments. The Committee shall issue proper directions to the Trustee concerning all benefits which are to be paid from the Trust Fund pursuant to the provisions of the Plan. Benefits under this Plan shall be paid only if the Committee determines, in its discretion, that the applicant is entitled to them.

8.10                        Application and Forms for Benefits. The Committee may require a Participant, Former Participant or Beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s, Former Participant’s or Beneficiary’s current mailing address.

8.11                        Facility of Payment. Whenever, in the Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the Trustee to make payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or he may direct the Trustee to apply the payment for the benefit of such person in such manner as it considers advisable.

8.12                        Investment Policies. The investment policies of the Plan shall be established and may be changed at any time by the Committee, which shall thereupon communicate such policies to any persons having authority to manage the Plan’s assets. The Investment Manager shall have the authority to invest in any collective investment fund maintained exclusively for the investment of assets of exempt, qualified employee benefit trusts. The assets so invested shall be subject to all the provisions of the instrument establishing such collective investment fund, as amended from time to time, which is hereby incorporated herein by reference and deemed to be an integral part of the Plan and corresponding Trust.

The Committee, whose membership is to be determined by the Board of Directors, is the named fiduciary to act on behalf of the Company in the management and control of the Plan assets and to establish and carry out a funding policy consistent with the Plan objectives and with the requirements of any applicable law. The Committee shall carry out the Company’s responsibility and authority:

(a)                                 To appoint as such term is defined in Section 3(38) of ERISA, one or more persons to serve as Investment Manager with respect to all or part of the Plan assets, including assets maintained under separate accounts of an insurance company.

(b)                                 To allocate the responsibilities and authority being carried out by the Committee among the members of the Committee.

(c)                                  To take any action appropriate to assure that the Plan assets are invested for the exclusive purpose of providing benefits to Participant and their Beneficiaries in accordance with the Plan and defraying reasonable expenses of administering the Plan, subject to the requirements of any applicable law.

(d)                                 To establish any rules it deems necessary. The Committee including each member and former member to whom duties and responsibilities have been allocated, may be indemnified and held harmless by the Employer with respect to any breach of alleged responsibilities performed or to be performed hereunder.

8.13                        Indemnification. The Employer shall indemnify each individual who is an officer, director or Employee of the Employer and who may be called upon or designated to perform fiduciary duties or to exercise fiduciary authority or responsibility with respect to the Plan, and shall save and hold him harmless from any and all claims, damages, and other liabilities, including without limitation all expenses (including attorneys’ fees and costs), judgments, fines and amounts paid in settlement and actually and reasonably incurred by him in connection with any action, suit or proceeding, resulting from his alleged or actual breach of such duties, authority or responsibility, whether by negligence, gross negligence or misconduct, to the maximum extent permitted by law, provided, however, that this indemnification shall not apply with respect to any actual breach of such duties, authority or responsibility, if the individual concerned did not act in good faith and in the manner he reasonably believed to be in (or not opposed to) the best interest of the Employer, or, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

8.14                        Resignation or Removal of the Committee. A Committee member may resign at any time by giving ten days’ written notice to the Employer and the Trustee. The Board of Directors may remove any member of the Committee by giving written notice to him and the Trustee. Any such resignation or removal shall take effect at a date specified on such notice, or upon delivery to the Committee if no date is specified.

IX: Miscellaneous

9.1                               Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Employee, or as a right of any Employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause.

9.2                               Rights to Trust Assets. No Employee or Beneficiary shall have any right to, or interest in, any assets of the Trust Fund upon Termination of his employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Employee out of the assets of the Trust Fund. All payments of benefits as provided for in this Plan shall be made solely out of the assets of the Trust Fund.

9.3                               Nonalienation of Benefits. Except as may be permitted by law, and except as may be required or permitted by a qualified domestic relations order as defined in Section 206(d) of ERISA or pursuant to a Plan loan pursuant to Section 6.9, benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. Notwithstanding the preceding sentence, benefits payable under the Plan may be used to offset an amount that the Participant is ordered or required to pay to the Plan if the order or judgment to pay arises under (a) a criminal conviction; (b) a civil judgment pursuant to a violation or alleged violation of part 4 of subtitle B of ERISA; or (c) pursuant to a settlement agreement between the United States Secretary of Labor and the Participant or Former Participant in connection with a violation or alleged violation in part 4 of subtitle B of Title I of ERISA by a fiduciary or any other such person. The applicable judgment, order, decree or settlement agreement must expressly provide for the offset of such benefits.

The Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

9.4                               Discontinuance of Employer Contributions. In the event of permanent discontinuance of contributions to the Plan by the Employer, the Accounts of all Participants shall, as of the date of such discontinuance, shall continue to be fully-vested and nonforfeitable.

9.5                               Lost Participants. If, after reasonable efforts of the Committee to locate a Participant or Beneficiary, including sending a registered letter, returned receipt requested to the last known address, the Committee is unable to locate the Participant or Beneficiary, then the amounts distributable to such Participant or Beneficiary shall, pursuant to applicable state or Federal laws, either (1) be treated as a forfeiture under the Plan and used to reduce the Company’s contribution to the Plan, or (2) if the Plan is joined as a party to any escheat proceedings involving the unclaimed benefits, be paid in accordance with the final judgment as if the final judgment were a claim filed by the Former Participant or Beneficiary.

9.6                               Participant Obligations and Duty to Notify Plan Fiduciary of Errors or Omissions. In order for a fiduciary (as determined under ERISA) to correct or otherwise rectify any errors or omissions with regard to a Participant’s Accounts under the Plan, each Participant has an affirmative obligation to monitor his Accounts to ensure that all directions, instructions and elections made by the Participant with respect to his Accounts are properly effected. Consistent with such obligation, each Participant is required to promptly review all statements, confirmations and other notices and disclosures with respect to his Accounts, as well as all payroll confirmations, notices and disclosures pertaining to such Participant’s contributions and contribution elections with respect to the Plan. If a fiduciary or an individual or entity with authority delegated by a fiduciary acts or fails to act with respect to a Participant or a Participant’s Accounts under the Plan and the Participant knows or should have known that such act or failure to act was incorrect or inconsistent with the Plan, ERISA or its regulations, the Puerto Rico Code, and/or the Participant’s investment instructions, elections, or other directions, the Participant’s failure to notify the fiduciary (or the fiduciary’s delegate) within 90 days that such act or failure to act was incorrect or inconsistent with the Participant’s election shall be deemed to be an acceptance and ratification of the fiduciary’s (or the fiduciary’s delegate’s) act or failure to act.

9.7                               Death During Qualified Military Service. Effective for deaths occurring on or after January 1, 2007, to the extent required by Section 401(a)(37) of the US Code and regulations or other guidance issued thereunder, the survivors of a Participant who dies while performing Qualified Military Service shall be eligible for any additional benefits that would have been provided under the Plan if the Participant had resumed employment and immediately thereafter terminated employment due to death.

9.8                               Governing Law. The Plan will be governed according to the Puerto Rico Code, where such law is not in conflict with the applicable federal laws, and any other applicable qualification requirements not expressly included in this Plan, it is included hereby by reference.

X: Amendments And Action By Employer

10.1                        Amendments Generally. The Company reserves the right to make from time to time any amendment or amendments to this Plan or Trust which do not cause any part of the Trust Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants, Former Participants or their Beneficiaries; provided, however, that the Company may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Puerto Rico Code.

No amendment to the Plan shall decrease a Participant’s Accounts or eliminate an optional form of distribution except as may be permitted by the Puerto Rico Code or ERISA.

10.2                        Amendments to Vesting Schedule. Any amendment to the Plan which alters the vesting provisions set forth in Section 6.3 shall be deemed to include the following terms:

(a)                                 The vested percentage of a Participant in that portion of his Accounts under the Plan derived from Employer contributions made for Plan Years ending with or within the later of the date such amendment is adopted or the date such amendment becomes effective shall not be reduced; and

(b)                                 Each Participant having not less than three years of service at the later of the date such amendment was effective shall be permitted to elect irrevocably to have his vested percentage computed under the Plan without regard to such amendment. Such election must be made within 60 days from the later of (i) the date the amendment was adopted, (ii) the date the amendment became effective, or (iii) the date the Participant is issued written notice of such amendment by the Committee.

Notwithstanding the preceding sentence, no election need be provided for any Participant whose nonforfeitable percentage in his Accounts derived from Employer contributions under the Plan, as amended at any time, cannot be less than such percentage determined without regard to such amendment.

10.3                        Action by Company. Any action by the Company under this Plan shall be by a duly adopted resolution of the Board of Directors, or by any person or persons duly authorized by a duly adopted resolution of that Board to take such action. Any company that has adopted this Plan with approval of the Board of Directors shall be deemed, by the continuing participation of such company in the Plan to accept any action of the Board of Directors.

XI: Successor Employer And Merger Or
Consolidation Of Plans

11.1                        Successor Employer. In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by which the Plan and Trust will be continued by the successor; and, in that event, such successor shall be substituted for the Employer under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor, and the successor shall have all of the powers, duties and responsibilities of the Employer under the Plan.

11.2                        Plan Assets. There shall be no merger or consolidation of the Plan with, or transfer of assets or liabilities of the Trust Fund to, any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of the Plan, unless each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated), and unless a duly adopted resolution of the Board of Directors of the Company authorizes such merger, consolidation or transfer of assets.

XII: Plan Termination

12.1                        Right to Terminate. In accordance with the procedures set forth herein, the Company may terminate the Plan at any time in whole or in part. A distribution may not be made from the Plan due to the termination of the Plan if the Employer established or maintains a successor. To the extent permitted by Section 1081.01 of the Puerto Rico Code and regulations thereunder, in the event of the dissolution, merger, consolidation or reorganization of the Employer, the Plan shall terminate and the Trust Fund shall be liquidated unless the Plan is continued by a successor to the Employer in accordance with Section 11.1.

12.2                        Liquidation of the Trust Fund. Upon the complete or partial termination of the Plan, the Accounts of all Participants affected thereby shall become fully vested and nonforfeitable, to the extent funded, and the Committee shall direct the Trustee to distribute the assets remaining in the Trust Fund, after payment of any expenses properly chargeable thereto, to Participants, Former Participants and Beneficiaries in proportion to their respective Account balances.

12.3                        Manner of Distribution. To the extent that no discrimination in value results, any distribution after termination of the Plan may be made, in whole or in part, in cash, or in securities or other assets in kind, as the Committee may determine. All non-cash distributions shall be valued at fair market value at date of distribution.

[signatures follow]

IN WITNESS WHEREOF, the undersigned has duly execute this Plan.

/s/PEP BOYS — MANNY, MOE & JACK OF PUERTO RICO, INC.

Appendix A

Participating Employers

Pep Boys — Manny, Moe & Jack of Puerto Rico, Inc.

A-1

Appendix B

The custodian shall, following the end of each Valuation Date, value all assets of the Trust Fund, allocate net gains or losses, and process additions to and withdrawals from Account balances in the following manner:

1.                                      The custodian shall first compute the fair market value of securities and/or the other assets comprising each investment fund designated by the Committee for direction of investment by the Participants and Former Participants of this Plan. Each Account balance shall be adjusted each business day by applying the closing market price of the investment fund on the current business day to the share/unit balance of the investment fund as of the close of business on the current business day.

2.                                      The custodian shall then account for any requests for additions or withdrawals made to or from a specific designated investment fund by any Participant or Former Participant, including allocations of contributions and forfeitures. In completing the valuation procedure described above, such adjustments in the amounts credited to such Accounts shall be made on the business day to which the investment activity relates. Contributions received by the custodian pursuant to this Plan shall not be taken into account until the Valuation Date coinciding with or next following the date such contribution was both actually paid to the custodian and allocated among the Accounts of Participants and Former Participants.

3.                                      Notwithstanding paragraphs 1 and 2 above, in the event a pooled investment fund is created as a designated fund for Participant or Former Participant investment election in this Plan, valuation of the pooled investment fund and allocation of earnings of the pooled investment fund shall be governed by the Administrative Services Agreement for such pooled investment fund.

It is intended that this section operate to distribute among each Participant Account in the Trust Fund, all income of the Trust Fund and changes in the value of the assets of the Trust Fund.

For purposes of this Appendix B, custodian shall mean the American Express Trust Company, or such other entity appointed by the Committee.

B-1